NAME OF REGISTRANT
Franklin Alternative Strategies Funds
File No. 811-22641


EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

1.	From the Prospectus Supplement GOF P9 03/18:

SUPPLEMENT DATED MARCH 15, 2018
TO THE CURRENTLY EFFECTIVE PROSPECTUS
OF EACH OF THE FUNDS LISTED BELOW
Franklin Alternative Strategies Funds
Franklin K2 Global Macro Opportunities Fund

I.	For the Franklin K2 Global Macro Opportunities Fund, the
 following is added to the "Fund Details - Principal Investment Policies and Practices" section:
The Sub-Advisors may from time to time also invest in credit-linked notes. The use of such instruments may allow the Fund to obtain exposure to selected countries, regions or credit risks. The Sub-Advisors consider various factors, such as availability and cost, in deciding whether, when and to what extent to enter into derivative transactions.
A typical credit-linked note is set-up as a "pass-through" note structure created by a broker or bank as an alternative investment for the Fund or other purchaser to buying directly a bond or group of bonds. Credit-linked notes are typically issued at par, with a one to one relationship with the notional value to the underlying bond. The performance of the credit-linked notes, however, including maturity value, is linked to the performance of the specified underlying bond as well as that of the issuing entity.
A credit-linked note is typically structured as a limited recourse, unsecured obligation of the issuer of the note so that the note will usually be the obligation solely of the issuer and will not be an obligation or responsibility of any other person, including the issuer of the underlying bond.
II.	For the Franklin K2 Global Macro Opportunities Fund, the
following is added to the "Fund Details - Principal Risks -Derivative Instruments section:
With respect to credit-linked notes, in addition to the risk of loss of its principal investment or failure of the issuer of the note to perform, a downgrade or impairment to the credit rating of the issuer will also likely impact negatively the price of the credit-linked note, regardless of the price of the bond(s) underlying the credit-linked note. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices of credit-linked notes. In certain cases, a market price for a credit-linked note may not be available or may not be reliable, and the Fund could experience difficulty in selling such security at a price the Sub-Advisor believes is fair.


2.	From the Statement of Information Supplement GOF SA8 03/18:

SUPPLEMENT DATED MARCH 2, 2018
TO THE CURRENTLY EFFECTIVE STATEMENTS OF ADDITIONAL INFORMATION
OF EACH OF THE FUNDS LISTED BELOW
Franklin Alternative Strategies Funds
Franklin K2 Alternative Strategies Fund

III.	For Franklin K2 Alternative Strategies Fund, the following
 is added to the "Goals, Strategies and Risks - Glossary of Investments, Techniques, Strategies and Their Risks - Developing markets or emerging markets" section of the SAI:

Investing through the Bond Connect Program. Foreign investors may invest in China Interbank bonds traded on the China Interbank Bond Market ("CIBM") through the China - Hong Kong Bond Connect program ("Bond Connect"). In China, the Hong Kong Monetary Authority Central Money Markets Unit holds Bond Connect securities on behalf of ultimate investors (such as the Fund) in accounts maintained with a China-based custodian
(either the China Central Depository & Clearing Co. or the
Shanghai Clearing House). This recordkeeping system subjects the Fund to various risks, including the risk that the Fund may have a limited ability to enforce rights as a bondholder and the risks of settlement delays and counterparty default of the Hong Kong sub-custodian. In addition, enforcing the ownership rights of a beneficial holder of Bond Connect securities is untested and courts in China have limited experience in applying the concept of beneficial ownership.
Bond Connect uses the trading infrastructure of both Hong Kong and China and is not available on trading holidays in Hong Kong.
As a result, prices of securities purchased through Bond Connect may fluctuate at times when a Fund is unable to add to or exit its position. Securities offered through Bond Connect may lose their eligibility for trading through the program at any time.
If Bond Connect securities lose their eligibility for trading through the program, they may be sold but can no longer be purchased through Bond Connect.
Bond Connect is subject to regulation by both Hong Kong and China and there can be no assurance that further regulations will not affect the availability of securities in the program, the frequency of redemptions or other limitations. Bond Connect trades are settled in Chinese currency, the renminbi ("RMB").
It cannot be guaranteed that investors will have timely access to a reliable supply of RMB in Hong Kong.
Bond Connect is relatively new and its effects on the Chinese interbank bond market are uncertain. In addition, the trading, settlement and IT systems required for non-Chinese investors in Bond Connect are relatively new. In the event of systems malfunctions, trading via Bond Connect could be disrupted.
In addition, the Bond Connect program may be subject to further interpretation and guidance. There can be no assurance as to the program's continued existence or whether future developments regarding the program may restrict or adversely affect the Fund's investments or returns. Finally, uncertainties in China tax rules governing taxation of income and gains from investments via Bond Connect could result in unexpected tax liabilities for a Fund.